EXHIBIT 10.6

Hallmark
Human Resources

3107 Fall Creek Hwy Granbury Texas 76049
800-964-9177
www.hallmarkhr.com

January 5th 2009

30-day loan between Imperial Investments and Hallmark Human Resources. The principal amount of loan is $150,000 to be wired in to Hallmark's Compass bank account on January 5, 2009. With interest of 1% for 30 days of use for Escrow needs of Hallmark Human Resources. This interest amount is One Thousand Five Hundred dollars ($1,500). There will also be a bonus of 4,000 shares of Hallmark Human Resources stock to be issues at the time this note is paid in full, no later than February 6th, 2009.

Brian Leftwich
Imperial Investments
January 5,2009

Thomas Willis
Hallmark Human Resources
January 5, 2009